EXHIBIT 99.1

2018 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 17, 2018, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 6, 2018. The number of shares represented in person or by proxy at the Annual Meeting was 5,136,965 or 87.31% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2019 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Nicolas C. Anderson	3,674,497	523,516	938,952
Kimberly A. Box	3,679,050	518,963	938,952
Charles D. Fite	3,650,625	547,388	938,952
Jeffery Owensby	3,667,797	530,216	938,952
William A. Robotham	3,676,005	522,008	938,952
David E. Ritchie, Jr.	3,688,274	509,739	938,952
Stephen H. Waks	3,664,352	533,661	938,952
Philip A. Wright	3,670,267	527,746	938,952
Michael A. Ziegler	3,678,887	519,126	938,952

Proposal No. 2 — To ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
5,122,469	2,462	12,034

Proposal No. 3 — Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
3,253,609	152,751	791,653	938,952